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                                    Exhibit 23.1



                 Consent Of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Cutter & Buck Inc. of our report dated June 12, 1998, included in the 1998 Annual Report to Shareholders of Cutter & Buck Inc.


Our audits also included the financial statement schedule of Cutter & Buck Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1995 Employee Stock Option Plan, 1995 Nonemployee Director Stock Incentive Plan, 1995 Employee Stock Purchase Plan and the 1997 Stock Incentive Plan of our report dated June 12, 1998, with respect to the consolidated financial statements of Cutter & Buck Inc. incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended April 30, 1998.


                                            /s/ ERNST & YOUNG LLP


Seattle, Washington

July 24, 1998